Exhibit 10.1

AMENDED AND RESTATED BUSINESS MANAGEMENT
AND SHARED SERVICES AGREEMENT

THIS AMENDED AND RESTATED BUSINESS MANAGEMENT AND SHARED SERVICES AGREEMENT (this “Agreement”) is made and entered into as of November 23, 2012, by and between Five Star Quality Care, Inc., a Maryland corporation (the “Company”), and Reit Management & Research LLC, a Delaware limited liability company (“RMR”).

WHEREAS, the Company and RMR are parties to an Amended and Restated Business Management and Shared Services Agreement, dated as of January 4, 2010, as amended by that First Amendment to Amended and Restated Business Management and Shared Services Agreement, dated as of May 12, 2011 (the “Amended Agreement”); and

WHEREAS, the Company and RMR wish to amend and restate the Amended Agreement as hereinafter provided;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

Section 1.          ENGAGEMENT.  Subject to the terms and conditions hereinafter set forth, the Company hereby continues to engage RMR to provide the business management and shared services contemplated by this Agreement with respect to the Company’s business and operations, and RMR hereby accepts such continued engagement.

Section 2.          SERVICES.

2.1          SERVICES TO BE RENDERED.  RMR shall provide the Company with the services described below (each, a “Service”, and collectively, the “Services”), in each case to the extent requested by the Company:

(a)    ACCOUNTING SUPPORT.  Advice and assistance with accounting, audit and financial reporting of the Company, including, without limitation, advice and assistance in:  (i) setting up and maintaining systems for financial record keeping; (ii) conducting the administration of the day-to-day bookkeeping and accounting functions as are required for the proper management of the assets of the Company; and (iii) contracting for and supervising the process for audits of the Company’s annual financial statements by the Company’s independent registered public accountants.

(b)    FINANCING, LEASING AND STRATEGIC ADVICE AND ASSISTANCE.

(i)    EQUITY CAPITAL MARKETS.  Advice and services relating to equity capital raising transactions, but not including solicitation of investors as a broker, dealer or underwriter in any capital raising transactions.

(ii)   DEBT FINANCING.  Advice and services relating to revolving lines of credit and other issuances of indebtedness.

(iii)  STRATEGIC.  Advice and services relating to possible business and strategic opportunities as may come to the attention of the Company or RMR, including, without limitation, acquisitions, joint ventures, dispositions and other strategic transactions.

(iv)  INVESTIGATION.  Investigation and evaluation of financing, refinancing, leasing and other business opportunities, and making recommendations concerning these opportunities.

(c)    CASH MANAGEMENT.  Advice and assistance in:  (i) operating and managing the Company’s collection systems, cash concentration systems and electronic disbursements; (ii) maintaining bank accounts, including opening and closing of operating, security deposits, local depository and petty cash accounts; (iii) bank administration; and (iv) maintaining bank relationships.

(d)    HUMAN RESOURCES.  Advice and assistance in management of the Company’s 401(k) plan and other employee benefit plans, Company employee and management recruitment, performance evaluation and establishment of salary, bonus and other compensation scales and executive and staff employee structure.

(e)    INSURANCE ADMINISTRATION.  Assistance in:  (i) securing all forms of insurance, including property, casualty and workers’ compensation; (ii) managing insurance policies; (iii) negotiation of premiums and arranging payment terms; (iv) managing claims; and (v) preparation of loss analysis.  The amount and levels of insurance shall be determined in the sole and absolute discretion of the Company.

(f)     INVESTOR RELATIONS.  Assistance in the preparation and coordination of:  (i) annual and other reports to shareholders; (ii) presentations to the public; (iii) public relations; (iv) marketing materials; (v) internet website; and (vi) investor relations services.

(g)    REGULATORY COMPLIANCE.  Advice and assistance with compliance with applicable legal and regulatory requirements, including, without limitation, advice and assistance in preparation of financial reports as may be required by any governmental authority in connection with the ordinary conduct of the Company’s business, including periodic reports, returns or statements required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations promulgated thereunder, and tax reporting matters as further provided in subparagraph 2.1(p); provided, however, that the foregoing Services shall not include advice and assistance with any requirements of Medicare, Medicaid or other rate setting, safety, health agency or quality of care authority.

(h)    CONTRACTS.  Assistance in review and negotiation of and advice concerning Company contracts and agreements, including, without limitation, contracts in connection with the services described in subparagraph 2.1(b), in each case, on behalf of the Company and in the furtherance of the Company’s objectives.

(i)     LEGAL MATTERS.  Assistance with the retention, coordination and supervision of all third party legal services and oversight of processing of claims by or against the Company.

(j)     MANAGEMENT INFORMATION SYSTEMS.

(i)    APPLICATIONS DEVELOPMENT.  Supervision and assistance related to development and maintenance of Company information technology system applications, including, without limitation, intranet, financial, accounting and clerical systems.

(ii)   TELECOMMUNICATIONS.  Supervision and assistance related to design, operation and maintenance of network infrastructure, including telephone and data transmission lines, voice mail, facsimile machines, cellular phones, pager, etc.; negotiation of contracts with third party vendors and suppliers; and provide local area network and wide area network communications support.

(iii)  OPERATIONS/TECHNICAL SUPPORT AND USER SUPPORT.  Supervision and assistance related to design, maintenance and operation of the computing environment, including business specific applications, network wide applications, electronic mail and other systems; managing the purchase and maintenance of equipment, including hardware and software; configuration, installation and support of computer equipment; and education and training of the user community.

(iv)  MANAGEMENT INFORMATION SYSTEMS SERVICES.  In addition to supervision and assistance, the provision of such personnel reasonably required and qualified to supplement the Company’s personnel in order to perform the underlying work described in subsections (i) through (iii) of this subparagraph 2.1(j) (the “MIS Services”).

(v)   PROTECTED HEALTH INFORMATION.  To the extent that the services provided under this Section 2.1(j) involve access to “protected health information,” as that term is defined by the Health Insurance Portability and Accountability Act of 1996, as amended and all rules and regulations promulgated thereunder (“HIPAA”), the parties agree to comply with the requirements of HIPAA.  For HIPAA compliance purposes, any employees of RMR that access protected health information of the Company shall be treated as part of the Company’s “workforce,” as that term is defined in 45 C.F.R. 160.103, and such employees shall comply with the Company’s HIPAA privacy and security policies and procedures during the term of this Agreement.

(k)    PROPERTY MAINTENANCE AND REPAIRS.  Assistance in obtaining, when appropriate, the services of property managers or management firms to perform customary property management services with regard to the facilities operated by or the real estate properties owned or leased by or otherwise in the possession of the Company; perform such supervisory, evaluation or monitoring services on behalf of the Company with respect to the activities of those property managers or management firms as would be performed by a prudent owner or lessee engaged in business substantially similar to that engaged in by the Company with respect to its owned or leased properties used in such business, including, but not limited to, supervising the activities of property managers or management firms, reviewing the maintenance and renovation needs for governmental or regulatory compliance (other than Medicare and Medicaid compliance) at the Company’s properties, assessing capital and engineering projects, property inspections, and participating in property management budgeting, but excluding the actual on-site property management functions performed by Company personnel, property managers or management firms.

(l)     RESEARCH.  Provision of periodic market research reports and perform special research assignments.

(m)   SECURITIES FILINGS.  Advice and assistance in the preparation and filing of periodic and other reports required to be filed by Sections 13 and 15 of the Exchange Act and the rules and regulations thereunder; advice and assistance in the preparation, filing, distribution and posting of proxy and consent materials pursuant to the Exchange Act and the rules and regulations thereunder; and advice and assistance in the preparation and filing of all offering documents (public and private), and all registration statements, prospectuses or other documents filed with the Securities and Exchange Commission (the “SEC”) or any state; it being understood that the Company shall be responsible for the content of any and all of its offering documents and SEC filings, and RMR shall not be held liable for any costs or liabilities arising out of any misstatements or omissions in the Company’s offering documents or SEC filings, whether or not material, and the Company shall promptly indemnify RMR from any such costs or liabilities incurred by it.

(n)    SPECIAL PROJECTS.  Provide direction and support of all special projects and such other services within the scope contemplated by this Agreement although not expressly covered in the subparagraphs of subparagraph 2.1.

(o)    SUPERVISION OF THIRD PARTY MANAGER ARRANGEMENTS.  Provision of strategic advice and oversight concerning the Company’s relationship with any and all, current or future, third party managers or owners of its current or future facilities or properties.

(p)    TAX ADMINISTRATION.  Supervision, direction and assistance in the preparation, review and filing of all federal, state and other required tax returns; supervision and direction of ad hoc requests for assistance on tax related matters; and coordination of all activities with the Company’s outside tax preparer.  All tax matters shall be determined by the Company in its absolute and sole discretion.

(q)    INTERNAL AUDIT FUNCTION.  Provision of an internal audit function meeting applicable requirements, if any, of the New York Stock Exchange and the SEC and otherwise in scope approved by the Audit Committee of the Board of Directors of the Company.

(r)     RISK MANAGEMENT.  Advice and assistance with the Company’s risk management and oversight function.

(s)     THIRD PARTY ADVISORS.  In addition to subparagraph 2.1(i), advise, assist and oversee the retention of counsel, consultants and other third party professionals on behalf of the Company.

Notwithstanding anything herein, it is understood and agreed that the duties of, and services to be provided by, RMR pursuant to this Agreement shall not include (i) any investment management or related services with respect to any assets of the Company as the Company may wish to allocate from time to time to investments in “securities” (as defined in the Investment Advisers Act of 1940, as amended) or (ii) any services that would subject RMR to registration with the Commodity Futures Trading Commission as a “commodity trading advisor” (as such term is defined in Section 1a(12) of the Commodity Exchange Act and in CFTC Regulation 1.3(bb)(1)) or affirmatively require it to make any exemptive certifications or similar filings with respect to “commodity trading advisor” registration status.

2.2          PERFORMANCE OF SERVICES.  RMR will perform or cause to be performed the Services in a timely, efficient and workmanlike manner.  With the Company’s approval, RMR may retain third parties or its affiliates to provide certain of the Services hereunder.  In such cases, and notwithstanding anything herein to the contrary, the Company shall pay the fees and costs of such third parties and reimburse RMR in accordance with subparagraph 2.4 for RMR’s actual out-of-pocket costs and expenses for arranging for such Services (including, without limitation, the fees and costs of such third parties paid by RMR) to the extent the Company is not billed or does not pay directly.  RMR shall be responsible for paying such affiliates for their fees and costs in providing such Services unless otherwise approved by a majority vote of the Independent Directors (as defined in the Company’s Bylaws, as in effect from time to time) of the Company.  All services shall be performed as requested and/or authorized by the Company from time to time.

In performing its services hereunder with respect to the Company, RMR shall adhere to, and shall require its officers and employees in the course of providing such services to the Company to adhere to, the Company’s Code of Business Conduct and Ethics, as in effect from time to time.  In addition, RMR shall make available to its officers and employees providing such services to the Company the procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters relating to the Company and for the confidential, anonymous submission by such officers and employees of concerns regarding questionable accounting or auditing matters relating to the Company, as set forth in the Company’s Procedures for Handling Concerns or Complaints about Accounting, Internal Accounting Controls or Auditing Matters, as in effect from time to time.

2.3          COMPENSATION.

(a)    PAYMENT FOR SERVICES.  RMR shall be paid a fee for the Services provided to the Company under this Agreement (the “Fee”) equal to 0.6% of Revenues as hereinafter defined. “Revenues” are the total revenues of the Company from all sources reportable under generally accepted accounting principles in the United States (“GAAP”) less any revenues reportable by the Company with respect to facilities and other properties for which the Company provides management services plus the gross revenues at those facilities and other properties determined in accordance with GAAP. The Fee shall be estimated and paid monthly by the Company in advance based upon the prior calendar month’s Revenues, and such payment shall be paid within 15 calendar days of the end of the applicable prior calendar month unless otherwise agreed. The calculation of the fee for any month shall be based upon the Company’s monthly financial statements and shall be in reasonable detail. A copy of the computations shall promptly be delivered to RMR accompanied by payment of the Fee thereon to be due and payable. The Fee shall be pro-rated for any partial month this Agreement shall be in effect.

The aggregate annual Fee paid in any fiscal year shall be subject to adjustment as of the end of that fiscal year. On or before the 30th day after public availability of the Company’s annual audited financial statements for each fiscal year, the Company shall deliver to RMR a notice setting forth (i) the Revenues for such year, (ii) the Company’s computation of the

Fee payable for such year and (iii) the amount of the Fee theretofore paid to RMR in respect of such year. If the annual Fee payable for said fiscal year exceeds the aggregate amounts previously paid with respect thereto by the Company, the Company shall pay such deficit amount to RMR at the time of delivery of such notice. If the annual Fee payable for said fiscal year as shown in such notice is less than the aggregate amounts previously paid with respect thereto by the Company, the Company shall specify in such notice whether RMR should (i) refund to the Company payment in an amount equal to such difference or (ii) grant the Company a credit against the Fee next coming due in the amount of such difference until such amount has been fully paid or otherwise discharged.

(b)    PAYMENT SUBORDINATION.  No Fee payments shall be paid by the Company to RMR if any amounts payable by the Company or any of its subsidiaries to Senior Housing Properties Trust or any of its subsidiaries (collectively “Senior Housing”) pursuant to any lease or management agreement are in arrears or if such Fee payment would leave the Company with insufficient cash, credit facilities or current accounts receivable to make its next scheduled payment to Senior Housing pursuant to any lease or management agreement.  Any Fee payment unpaid as a result of the preceding sentence shall accrue interest until paid at the Prime Rate (as defined below), and shall be automatically due and payable:  (i) as and to the extent cash, credit facilities or current accounts receivable are available after payment of, or provision for, amounts payable to Senior Housing or (ii) upon any termination of the Agreement.  This subparagraph 2.3(b) is only intended to define the relative rights of RMR and Senior Housing.  Without intending to limit the generality of the foregoing, nothing in this subparagraph 2.3(b) shall:  (i) impair, as between the Company and RMR, the obligation of the Company to pay any amounts owing hereunder in accordance with the terms hereof; or (ii) affect the relative rights of RMR and creditors of the Company other than Senior Housing.  For purposes of this Agreement, “Prime Rate” shall mean the Prime Rate or base rate on corporate loans at large U.S. money center commercial banks as published in The Wall Street Journal or, if publication of such rate shall be suspended or terminated, Prime Rate shall mean the annual rate of interest, determined daily and expressed as a percentage, from time to time announced by one of the three largest national or New York State chartered banking institutions having their principal office in New York, New York and selected by RMR at the time such publication is suspended or terminated.  All interest hereunder shall be calculated on the basis of actual days elapsed and a 360-day year.

2.4          REIMBURSEMENT.  Unless otherwise agreed, the Company shall reimburse RMR for reasonable out-of-pocket expenses and costs of RMR employees incurred in their performance of the Services (the “Expenses”) and for reasonable third party expenses and costs RMR incurs (including expenses and costs of RMR’s affiliates pursuant to subparagraph 2.2) on behalf of the Company that are not billed directly to or paid by the Company, in each case within 30 days of receipt of the invoice therefor, but only to the extent, as to such third party expenses and costs (including expenses and costs of RMR’s affiliates pursuant to subparagraph 2.2), the Company shall have approved such expenses and costs.  RMR shall submit to the Company such reports detailing said expenses and costs and supporting receipts and bills, or other suitable evidence, as may be reasonably requested by the Company.

2.5          COMPENSATION FOR INTERNAL AUDIT FUNCTION.  In addition to the Fee and Expenses, as compensation payable to RMR for the provision of an internal audit function to the Company pursuant to subparagraph 2.1(q), the Company agrees to reimburse RMR, within 30 days of the receipt of the invoice therefor, for a pro rata share of the following costs of RMR:

(a)    employment expenses of RMR’s internal audit manager and other employees of RMR actively engaged in providing internal audit services, including, but not limited to, salary, wages, payroll taxes and the cost of employee benefit plans; and

(b)    the reasonable travel and other out-of-pocket expenses of RMR relating to the activities of RMR’s internal audit manager and other of RMR’s employees actively engaged in providing internal audit services and the reasonable third party expenses which RMR incurs in connection with its provision of internal audit services.

2.6          COMPENSATION FOR MANAGEMENT INFORMATION SYSTEMS IMPLEMENTATION.

In addition to the Fee, Expenses and the compensation for internal audit functions pursuant to subparagraph 2.5, the Company agrees to reimburse RMR, within 30 days of the receipt of invoices therefor, for the Company’s reasonably allocated share of the aggregate costs incurred by RMR for employment expenses of RMR’s employees, other than its Chief Information Officer, actively engaged in providing the MIS Services, including, but not limited to, salary, wages, payroll taxes and the cost of employee benefit plan, as shall be reasonably determined by RMR and approved by the Independent Directors of the Compensation Committee of the Board of Directors of the Company from time to time.

Section 3.          LIMITATIONS; THIRD PARTY COSTS; NO FIDELITY BOND.

3.1          NON-COVERED SERVICES.  For the avoidance of doubt, services outside the scope of this Agreement include, without limitation, and the Company, and not RMR, shall be responsible for:  (a) any and all clinical services to residents or patients at all facilities leased by the Company, whether or not managed or operated by the Company, and (b) any and all reimbursement or rate setting policies and reports to Medicare, Medicaid, any rate setting authority, safety, health agency or quality of care authority or any other third parties.

3.2          LIMITS OF RMR RESPONSIBILITY.  RMR assumes no responsibility other than to render the services described herein in subparagraphs 2.1 and 5.2 in good faith and shall not be responsible for any action of the Company in following or declining to follow any advice or recommendation of RMR.

3.3          THIRD PARTY COSTS.  Except to the extent expressly provided herein to the contrary, all third party costs incurred in connection with actions to be taken by the Company shall solely be the responsibility of the Company, including, but not limited to, all legal, auditing, accounting, underwriting, brokerage, investor communications, and listing, reporting and registration fees or other costs of the SEC, any state or local governments, any national securities exchange and the Financial Industry Regulatory Authority, Inc.

3.4          FIDELITY BOND.  RMR shall not be required to obtain or maintain a fidelity bond in connection with the performance of its services hereunder.

Section 4.          TERM; TERMINATION.

4.1          TERM.  This Agreement shall continue in force and effect until December 31, 2013, and shall be automatically renewed for successive one year terms annually thereafter unless notice of non-renewal is given by the Company or RMR before the end of the term.  It is expected that the terms and conditions may be reviewed by the Independent Directors of the Compensation Committee of the Board of Directors of the Company at least annually.

4.2          TERMINATION.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement, or any extension thereof, may be terminated:  (a) by either party thereto upon sixty (60) days’ written notice to the other party; and (b) by RMR upon five (5) business days’ written notice to the Company if there is a Change of Control (as defined below) of the Company.  Any termination of this Agreement by the Company pursuant to clause (a) of this subparagraph 4.2 must be approved by a majority vote of the Independent Directors of the Compensation Committee of the Board of Directors of the Company.  Any termination of this Agreement by RMR pursuant to clause (a) or (b) of this subparagraph 4.2 must be approved by a majority vote of the directors of RMR.

4.3          CHANGE OF CONTROL.  For purposes of this Agreement, a “Change of Control” shall mean:  (a) the acquisition by any person or entity, or two or more persons or entities acting in concert, of beneficial ownership (such term, for purposes of this subparagraph 4.3, having the meaning provided such term in Rule 13d-3 under the Exchange Act) of 9.8% or more, or rights, options or warrants to acquire 9.8% or more, or any combination thereof, of the outstanding shares of common stock of the Company or other voting interests of the Company, including voting proxies for such shares, or the power to direct the management and policies of the Company, directly or indirectly (excluding RMR and its affiliates and persons or entities that beneficially own 9.8% or more of the Company’s outstanding shares of common stock as of immediately prior to the execution and delivery of this Agreement by the parties hereto and excluding persons or entities that have rights to acquire 9.8% or more of the Company’s shares of common stock by virtue of their holding convertible notes of the Company outstanding as of the date of this Agreement); (b) the merger or consolidation of the Company with or into any other entity (other than the merger or consolidation of any entity into the Company that does not result in a Change in Control of the Company under clauses (a), (c), or (d) of this definition); (c) any one or more sales or conveyances to any person or entity of all or any material portion of the assets (including capital stock or other equity interests) or business of the Company and its subsidiaries taken as a whole; or (d) the cessation, for any reason, of the individuals who at the beginning of any 36 consecutive month period constituted the Board of Directors of the Company (together with any new director whose election by the Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of any such period or whose election or nomination for election was previously so approved) to constitute a majority of the Board of Directors of the Company then in office; provided, however, a Change of Control shall not include the acquisition by any person or entity, or two or more persons or entities acting in concert, of beneficial ownership of 9.8% or more, or rights, options or warrants to acquire 9.8% or more, or any combination thereof, of the outstanding shares of common stock of the Company or other voting interests of the Company if such acquisition is approved by the Board of Directors of the Company in accordance with the Company’s organizational documents and if such acquisition is otherwise in compliance with applicable law.

4.4          ACTION UPON TERMINATION.  Except as provided in subparagraph 9.4, from and after the effective date of any termination of this Agreement pursuant to subparagraphs 4.1 or 4.2, RMR shall be entitled to no compensation for services rendered hereunder for the pro rata remainder of the then current term of this Agreement but shall be paid all compensation due for services performed prior to the effective date of such termination, including, without limitation, the then current year’s Fee through the date of termination, and the costs and expenses, including, without limitation, the Expenses, incurred on or prior to such effective date.  Upon the expiration or sooner termination of this Agreement, RMR shall, as promptly as practicable, deliver to the Company all property and documents of the Company then in its custody or possession.  This subparagraph 4.4 shall govern the rights, liabilities and obligations of the parties upon termination of this Agreement; and, except as provided in Section 9, a termination shall be without further liability of either party to the other for breach or violation of this Agreement prior to termination.

Section 5.          ADDITIONAL SERVICES; SENIOR EXECUTIVES.

5.1          COMMON MANAGEMENT.  The parties acknowledge and agree that certain senior executives of the Company may be employees, officers or directors of both the Company and RMR.  Each party shall be solely responsible for payment of compensation to such senior executives for services rendered to or on behalf of such party and the payment by the Company for services by senior executives who are also senior executives of RMR shall be approved by majority vote of the Independent Directors of the Compensation Committee of the Board of Directors of the Company.

5.2                               ADDITIONAL SERVICES.

(a)            To the extent requested by the Company, RMR shall make its executive officers and directors who are not also senior executives of the Company reasonably available to the Company for the provision of additional services, including day-to-day activities enumerated in subparagraph 2.1. The parties acknowledge and agree that no additional compensation shall be due and payable for any additional services requested by the Company and provided by executive officers and directors of RMR pursuant to this subparagraph 5.2(a).

(b)            If, and to the extent that, the Company shall request RMR to render services on behalf of the Company other than those to be rendered by RMR in accordance with Section 2 and subparagraph 5.2(a) of this Agreement, such additional services shall be compensated separately on terms to be agreed upon between RMR and the Company from time to time.

Section 6.                               PREVENTION OF PERFORMANCE.  RMR shall not be determined to be in violation of this Agreement if it is prevented from performing any Services hereunder for any reason beyond its reasonable control, including, without limitation, acts of God, nature, or of public enemy, strikes, or limitations of law, regulations or rules of the federal or of any state or local government or of any agency thereof.

Section 7.                               COMPANY RESTRICTIONS.

7.1                               OWNERSHIP AND FINANCING LIMITATIONS.  At no time during the term of this Agreement, may the Company or any of its subsidiaries, directly or indirectly, make any investment in or finance (including sale and leaseback transactions), or participate in the investment and or financing of, any real estate property (collectively, the “Properties”) of a type then owned or financed by CommonWealth REIT, Hospitality Properties Trust, TravelCenters of America LLC, Government Properties Income Trust, Select Income REIT or their respective subsidiaries, Senior Housing, or any other publicly owned real estate investment trust, corporation or other entity that is managed by RMR (a “Benefited Party”) unless in accordance with this subparagraph 7.1.  If the Company or any of its subsidiaries proposes to enter into any transaction involving the investment in or financing of a Property otherwise prohibited by this subparagraph 7.1 (“Proposed Transaction”), it shall provide notice of the Proposed Transaction to the relevant Benefited Party describing the Proposed Transaction in sufficient detail and offer the relevant Benefited Party the right to invest in or finance the acquisition of the Property and negotiate in good faith with the relevant Benefited Party.  If, after ten (10) business days, the Company and the relevant Benefited Party have not reached agreement on the terms of the investment or financing, the Company (or any subsidiary of the Company) shall be free to invest in or finance such Property itself or with others, free of the restrictions provided in the first sentence of this subparagraph 7.1.

The Company agrees that irreparable damage would occur if any of the provisions of this subparagraph 7.1 were not performed in accordance with their terms and that RMR’s and the Benefited Parties’ remedy at law for the Company or its subsidiaries’ breach of its obligations under this subparagraph 7.1 would be inadequate.  Upon any such breach, RMR or the relevant Benefited Party shall be entitled (in addition to any other rights or remedies it or they may have at law) to seek an injunction enjoining and restraining the Company or such subsidiaries from continuing such breach.  The Company agrees that the period of restriction and the geographical area of restriction imposed upon the Company are fair and reasonable.  If the provisions of this subparagraph 7.1 relating to the period or the area of restriction are determined to exceed the maximum period or areas which a court having jurisdiction over the matter would deem enforceable, such period or area shall, for purposes of this Agreement, be deemed to be the maximum period or area which such court determines valid and enforceable.

7.2                               ADDITIONAL COVENANTS.  In the event RMR shall enter into a management arrangement or agreement with any other publicly owned entity, other than the Benefited Parties, RMR shall provide the Company with notice thereof.  The notice shall specify in reasonable detail the identity of the entity, the types of properties owned or financed by such additional entity, and such entity shall then be deemed and become a “Benefited Party” for all purposes of this Agreement.

Section 8.                               RMR RESTRICTIONS.  Other than activities or arrangements existing as of the date hereof or those consented to by the Company, RMR shall not directly or indirectly provide any advice or assistance to any business or enterprise that is competitive with the Company’s business, including, but not limited to, any business or enterprise that manages or operates senior apartments, congregate communities, assisted living properties, independent living properties, nursing homes, rehabilitation hospitals or other healthcare properties.  Subject to the immediately preceding sentence, nothing herein shall prevent or restrict RMR from engaging in any other activities or businesses or from providing management services to any other person or entity.  In addition, nothing herein shall prevent any shareholder or affiliate of RMR from engaging in any other business or from rendering services of any kind to any other person or entity (including competitive business activities).  For avoidance of doubt, nothing herein is intended or shall be construed to prevent RMR from providing management services to Senior Housing, including services to Senior Housing related to properties owned or to be owned by Senior Housing which may be leased, operated or managed by the Company or which may be leased, operated or managed by competitors of the Company.

Section 9.                               INDEMNIFICATION; REMEDIES.

9.1                               BY THE COMPANY.  The Company shall indemnify, defend and hold RMR, and its members, directors, officers, employees and agents harmless from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including, without limiting the generality of the foregoing, liabilities for all reasonable attorneys’, accountants’ and experts’ fees and expenses incurred (collectively, “Losses and Expenses”) or suffered by them by reason of or arising out of the course of performing the Services and any duties on behalf of the Company and its subsidiaries as prescribed hereby, except for matters covered by subparagraph 9.2 hereof.

9.2                               BY RMR.  RMR shall indemnify, defend and hold the Company and its subsidiaries and their respective directors, trustees, officers, employees and agents harmless from and against Losses and Expenses suffered by them by reason of or arising out of any willful bad faith or gross negligence in the performance of any obligation or agreement of RMR herein.  Any dispute, claim or controversy between the Company and RMR as to whether RMR acted with willful bad faith or gross negligence in the performance of any obligation or agreement of RMR herein shall be arbitrated in accordance with Section 14, except that, notwithstanding anything to the contrary in Section 14, the costs and expenses of the prevailing party to such arbitration shall be paid by the non-prevailing party to such arbitration.

9.3                               COMPANY REMEDIES.  Except as otherwise provided in subparagraph 9.2 hereof, RMR does not assume any responsibility under this Agreement other than to render the Services called for under this Agreement in good faith.  Except as otherwise provided in subparagraph 9.2 hereof, the Company’s remedy on account of the failure of RMR to render the Services as and when required hereunder shall be to terminate this Agreement; provided however, that if RMR acts with willful bad faith or gross negligence, the Company’s remedy shall be to procure services elsewhere and to charge RMR the difference between the reasonable increased cost, if any, to procure new services, and the Fee, pro-rated, that would have been payable to RMR had RMR performed such Services under this Agreement.

9.4                               RMR REMEDIES.  Except as otherwise provided in subparagraph 9.1, the Company does not assume any responsibility under this Agreement other than to pay the Fee, Expenses and other fees and compensation payable by the Company to RMR, including, without limitation, pursuant to subparagraphs 2.5 and 2.6, and satisfy the other obligations imposed upon it hereunder, in each case, in accordance with the terms of this Agreement.  Except as otherwise provided in subparagraph 9.1, RMR’s sole remedy on account of the failure of the Company to satisfy its obligations in accordance with the terms of this Agreement shall be to terminate this Agreement and receive the Fee payable for the then remaining term of this Agreement and any other amounts then owing to RMR by the Company.

Section 10.                        SELF-DEALING.  Neither RMR nor any affiliate of RMR shall, directly or indirectly, sell any property or assets to the Company or purchase any property or assets from the Company, lease any property from the Company or borrow any money from the Company, except as approved by a majority of the Independent Directors of the Company.  In addition, except as otherwise provided in Section 2 hereof or except as approved by a majority of the Independent Directors of the Company, neither RMR nor any affiliate of RMR shall receive any commission or other remuneration, directly or indirectly, in connection with the activities of the Company or any joint venture or partnership in which the Company is a party.  The foregoing prohibitions shall not apply to:  (a) the lease of facilities or office space by the Company from RMR or its affiliates; or (b) RMR’s or its affiliates’ provision of services to Affiliates Insurance Company (“AIC”) or RMR’s participation in AIC, including, without limitation, as a shareholder of AIC or as a policy holder of insurance policies issued by AIC or its third party agents in furtherance of AIC’s business.  Except for compensation received by RMR pursuant to Section 2 hereof, all commissions or other remuneration proposed to be received by RMR or an affiliate of

RMR and not approved by a majority of the Independent Directors of the Company shall be promptly reported to the Company for its consideration.

Section 11.                        RELATIONSHIP OF THE PARTIES.

11.1                        NO PARTNERSHIP OR JOINT VENTURE.  The parties are not partners or joint venturers with each other and neither the terms of this Agreement nor the fact that the Company and RMR and their respective affiliates have joint interests in any one or more investments, ownership or other interests in any one or more entities, have common directors, officers or employees or have tenancy relationships shall be construed so as to make them partners or joint venturers or impose any liability as such on either of them.

11.2                        CONFLICTS OF INTEREST.  The Company acknowledges and agrees that RMR has certain interests that may be divergent from those of the Company, including, without limitation, (a) the Company is a tenant of an affiliate of RMR pursuant to a lease agreement relating to office space, (b) the Company and its subsidiaries lease and/or manage all or substantially all of their facilities pursuant to agreements with Senior Housing and may enter into additional leases, management agreements or other transactions with Senior Housing, (c) RMR provides management services to Senior Housing pursuant to management agreements, and (d) RMR provides certain services to AIC.  The parties agree that these relationships shall not affect either party’s rights and obligations under this Agreement; provided, however, the Company acknowledges and agrees that whenever any conflicts of interest arise resulting from the relationships described in this subparagraph 11.2 or any such relationship as may arise or be present in the future by and between the Company and any of RMR, affiliates of RMR or any publicly owned entity with whom RMR has a relationship or contract:  (i) RMR will act on its own behalf and on behalf of Senior Housing or such entity and not on the Company’s behalf; and (ii) the Company shall make its own decisions and require and obtain the advice and assistance of independent third parties at its own cost, as it may deem necessary.

Section 12.                        RECORDS.  RMR shall maintain appropriate books and records relating to Services performed pursuant to this Agreement, which books and records shall be available for inspection by representatives of the Company upon reasonable notice during ordinary business hours.

Section 13.                        ASSIGNMENT.  Neither party may assign this Agreement or its rights hereunder or delegate its duties hereunder without the written consent of the other party, except in the case of an assignment or delegation by RMR to a corporation, partnership, limited liability company, association, trust, or other successor entity which may take over the property and carry on the affairs of RMR and which remains under the control of one or more persons who controlled the operations of RMR immediately prior to such assignment or delegation.

Section 14.                        ARBITRATION.

14.1                        PROCEDURES FOR ARBITRATION OF DISPUTES.  Any disputes, claims or controversies between the parties (a) arising out of or relating to this Agreement or the provision of services by RMR pursuant to this Agreement, or (b) brought by or on behalf of any shareholder of the Company (which, for purposes of this Section 14, shall mean any shareholder of record or any beneficial owner of shares of the Company, or any former shareholder of record or beneficial owner of shares of the Company), either on his, her or its own behalf, on behalf of the Company or on behalf of any series or class of shares of the Company or shareholders of the Company against the Company or any director, officer, manager (including RMR or its successor), agent or employee of the Company, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, including this arbitration agreement, or the charter or Bylaws of the Company (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 14. For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against directors, officers or managers of the Company and class actions by a shareholder against those individuals or entities and the Company. For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.

14.2                        ARBITRATORS.  There shall be three arbitrators. If there are only two parties to the Dispute, each party shall select one arbitrator within 15 days after receipt of a demand for arbitration. Such arbitrators may be affiliated or interested persons of such parties. If there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one arbitrator within 15 days after receipt of a demand for arbitration. Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be. If either a claimant (or all claimants) or a respondent (or all respondents) fail to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request the AAA to provide a list of three proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten days from the date the AAA provides such list to select one of the three arbitrators proposed by AAA. If such party (or parties) fail to select such arbitrator by such time, the party (or parties) who have appointed the first arbitrator shall then have ten days to select one of the three arbitrators proposed by AAA to be the second arbitrator; and, if he/they should fail to select such arbitrator by such time, the AAA shall select, within 15 days thereafter, one of the three arbitrators it had proposed as the second arbitrator. The two arbitrators so appointed shall jointly appoint the third and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within 15 days of the appointment of the second arbitrator. If the third arbitrator has not been appointed within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

14.3                        PLACE OF ARBITRATION.  The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.

14.4                        DISCOVERY.  There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.

14.5                        AWARDS.  In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the laws of The Commonwealth of Massachusetts.  Any arbitration proceedings or Award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based.

14.6                        COSTS AND EXPENSES.  Except as provided in subparagraph 9.2 and to the extent otherwise agreed by the parties, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of the Company’s award to the claimant or the claimant’s attorneys.  Except as provided in subparagraph 9.2 and to the extent otherwise agreed by the parties, each party (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third appointed arbitrator.

14.7                        FINAL AND BINDING.  An Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between such parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon the Award may be entered in any court having jurisdiction.  To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

14.8                        PAYMENT OF AWARDS.  Any monetary award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  Each party against which the Award assesses a monetary obligation shall pay that obligation on or before the 30th day following the date of the Award or such other date as the Award may provide.

14.9                        BENEFICIARY.  This Section 14 is intended to benefit and be enforceable by the shareholders, directors, officers, managers (including RMR or its successor),

agents or employees of the Company and the Company and shall be binding on the shareholders of the Company and the Company, as applicable, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

Section 15.                        CONSENT TO JURISDICTION AND FORUM.  This Section 15 is subject to, and shall not in any way limit the application of, Section 14 or the mandatory arbitration requirements of subparagraph 9.2; in case of any conflict between this Section 15 and Section 14 or subparagraph 9.2, Section 14 or subparagraph 9.2, as applicable, shall govern.  The exclusive jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall lie in any federal or state court located in Boston, Massachusetts.  By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action.  The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action.  The parties further agree and consent to the service of any process required by any such court by delivery of a copy thereof in accordance with Section 16 and that any such delivery shall constitute valid and lawful service of process against it, without necessity for service by any other means provided by statute or rule of court.

Section 16.                        NOTICES.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given:  when delivered in person; upon confirmation of receipt when transmitted by facsimile transmission; on the next business day if transmitted by a nationally recognized overnight courier; or on the third business day following mailing by first class mail, postage prepaid; in each case as follows (or at such other United States address or facsimile number for a party as shall be specified by like notice):

If to the Company, to:

Five Star Quality Care, Inc.
400 Centre Street
Newton, Massachusetts 02458
Attn:  President
Facsimile No.:  (617) 796-8385

If to RMR, to:

Reit Management & Research LLC
255 Washington Street
Newton, Massachusetts 02458
Attn:  President
Facsimile No.:  (617) 928-1305

Section 17.                        ENTIRE AGREEMENT; WAIVER.  This Agreement constitutes and sets forth the entire agreement and understanding of the parties pertaining to the subject matter hereof, and no prior or contemporaneous written or oral agreements, understandings, undertakings, negotiations, promises, discussions, warranties or covenants not specifically referred to or contained herein or attached hereto shall be valid and enforceable.  No waiver of this Agreement or any provision of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 18.                        BINDING EFFECT.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and each of their respective successors and permitted assigns.

Section 19.                        SEVERABILITY.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

Section 20.                        COUNTERPARTS.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but both of which taken together shall be considered one and the same instrument.

Section 21.                        AMENDMENTS.  The Agreement shall not be amended, changed, modified, terminated, or discharged in whole or in part except by an instrument in writing signed by each of the parties hereto, or by their respective successors or assigns, or otherwise as provided herein.

Section 22.                        THIRD PARTY BENEFICIARIES.  Except as otherwise provided in subparagraph 14.9, no person or entity other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

Section 23.                        GOVERNING LAW.  This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of The Commonwealth of Massachusetts applicable to contracts between residents of Massachusetts which are to be performed entirely within Massachusetts.

Section 24.                        INTERPRETATION.  The Company and RMR agree and covenant to construe the provisions of and give effect to this Agreement in such a manner to enable Senior Housing to continue to comply with its real estate investment trust qualification requirements under applicable tax laws.

Section 25.                        CAPTIONS.  The headings and titles of the various sections and paragraphs of this Agreement are inserted merely for the purpose of convenience, and do not expressly or by implication limit, define, extend or affect the meaning or interpretation of this Agreement or the specific terms or text of the section or paragraph so designated.

Section 26.                        SURVIVAL.  The provisions of subparagraph 2.1(m) (relating to the Company’s obligation to indemnify RMR for costs and liabilities incurred by RMR arising out of any misstatements or omissions in the Company’s offering documents or SEC filings and the Company’s absence of liability for any such costs or liabilities), 3.2, 3.3 and 4.4 and Sections 9, 14, 15, 16, 22, 23 and 24 of this Agreement and this Section 26 shall survive the termination hereof.

Section 27.                        EQUAL EMPLOYMENT OPPORTUNITY EMPLOYER.  RMR is an equal employment opportunity employer and complies with all applicable state and federal laws to provide a work environment free from discrimination and without regard to race, color, sex, sexual orientation, national origin, ancestry, religion, creed, physical or mental disability, age, marital status, veteran’s status or any other basis protected by applicable laws.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Business Management and Shared Services Agreement under seal as of the date first above written.

FIVE STAR QUALITY CARE, INC.

By:	/s/ Bruce J. Mackey Jr.
Name: Bruce J. Mackey Jr.
Title: President and Chief Executive Officer

REIT MANAGEMENT & RESEARCH LLC

By:	/s/ Adam D. Portnoy
Name: Adam D. Portnoy
Title: President and Chief Executive Officer